EXHIBIT 10.8


                     SECOND AMENDMENT TO SUBSIDIARY GUARANTY
                            (Areawide Cellular, Inc.)

         This Second Amendment (this "Amendment") is effective as of the 19th day of May, 1999, to that certain Subsidiary Guaranty executed by AREAWIDE CELLULAR, INC., a Florida corporation (the "Guarantor") in favor of FOOTHILL CAPITAL CORPORATION, a California corporation (the "Agent"), as Agent for the Lenders (as defined below).

                              W I T N E S S E T H:

         WHEREAS, Source One Wireless, Inc., an Illinois corporation, the financial institutions listed on the signature pages thereto (the "Lenders"), and the Agent are parties to that certain Loan and Security Agreement dated as of September 8, 1997, as amended by that certain First Amendment to Loan and Security Agreement dated January 30, 1998, as further amended by that certain Second Amendment to Loan and Security Agreement dated March 18, 1998, as further amended by that certain Third Amendment dated as of October 20, 1998 (as further amended, restated, supplemented or otherwise modified from time to time, the "Source One Loan Agreement");

         WHEREAS, Guarantor executed that certain Subsidiary Guaranty dated as of March 18, 1998 in favor of the Agent to secure the prompt and complete payment, observance and performance of all of the Obligations under the Source One Loan Agreement, as amended by that certain First Amendment to Subsidiary Guaranty dated as of October 20, 1998 (as further amended, restated, supplemented or otherwise modified from time to time, the "Guaranty");

         WHEREAS, Areawide Cellular, L.L.C. (f/n/a Source One Wireless I, L.L.C.), a Delaware limited liability company ("Areawide"), the Lenders and the Agent are parties to that certain Loan and Security Agreement dated October 20, 1998, as amended by that certain First Amendment to Loan and Security Agreement of even date herewith (as further amended, restated, supplemented or otherwise modified from time to time, the "Areawide Loan Agreement");

         WHEREAS, Guarantor is in default of its obligations under the Guaranty; and

         WHEREAS, Guarantor has requested that Agent, and the Agent, on behalf of the Lenders, has agreed to, modify the terms of the Guaranty;

         NOW THEREFORE, in consideration of the foregoing premises for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Amendment to Section 22. Section 22 of Guaranty is hereby amended by deleting that Section in its entirety and replacing it with the following:

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                  "22. Notwithstanding anything herein to the
         contrary, upon payment in full of the Obligations (as defined in the Areawide Loan Agreement) and termination of the Commitments (as defined in the Areawide Loan Agreement) on or before the Maturity Date and upon Lenders' irrevocable receipt of the Guaranty Termination Amount (as defined below), this Guaranty shall terminate and the Agent shall take all action reasonably requested by the Guarantor, at the expense of such Guarantor, to evidence the termination of this Guaranty; provided, however, that any and all events and provisions of the last sentence of Section 10 of the Guaranty shall survive the termination of this Guaranty."

         2. Guaranty Termination Amount. Section 23, Guaranty Termination Amount, is hereby added to the Guaranty as follows:

         "(a) Definitions. For purposes of this Section 23, the following terms shall have the following meanings:

         (i) "Commitments" has the meaning ascribed thereto in the Areawide Loan Agreement.

         (ii) "Guaranty Termination Amount" means $2,000,000, subject to reduction as provided in Section 23 and otherwise payable to Lenders in the form of cash or, if applicable pursuant to the terms of Section 23(d) below, Preferred Stock.

         (iii) "Harris Areawide" means Harris Family Areawide LLC, a Delaware limited liability company.

         (iv) "Harris Debt" means the debt consisting solely of principal and interest and evidenced by that certain Note in the principal amount of $2,000,000, made payable by Areawide to Harris Areawide as more fully described in Section 2.2 of that certain Term Loan and Security Agreement, dated October 20, 1998, between Areawide and Harris Areawide.

         (v) "Liquidity Event" means a Mandatory Redemption Event (as defined in Exhibit A) other than by reason of paragraph (i) of the definition of Mandatory Redemption Event.

         (vi) "Maturity Date" has the meaning ascribed thereto in the Areawide Loan Agreement.

         (vii) "Obligations" has the meaning ascribed thereto in the Areawide Loan Agreement.

         (viii) "Preferred Stock" means the Preferred Stock of Guarantor as more fully described on Exhibit A attached hereto.


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         (ix)     "Retained Financing Proceeds" means proceeds from a debt or equity transaction required by third party lenders or investors to be retained by Areawide or Guarantor for purposes other than repayment of debt or distributions to equity holders.

         (b) Reduction of Guarantor's Obligations. Upon payment in full of all Obligations and termination of the Commitments on or before the Maturity Date, the obligations of the Guarantor hereunder shall be reduced to the Guaranty Termination Amount.

         (c) Guaranty Termination Amount Upon Liquidity Event or Maturity. Upon the occurrence of each Liquidity Event (other than a refinancing by Areawide of all of the Obligations prior to the Maturity Date) or the Maturity Date, if earlier:

         (i) Payment shall be made and applied as follows: (A) first, to Lenders until the Obligations have been paid in full, (B) second, to the Harris Debt, and (C) third, to Lenders' Guarantee Termination Amount in an amount equal to the greater of (I) $500,000 and (II) the sum of fifty percent (50%) of the balance of the gross proceeds from a Liquidity Event, multiplied by a fraction the numerator of which is the number of months (whole or partial) elapsed between May 19, 1999 and payment in full of the Obligations, and the denominator of which is 12, in each instance reduced by amounts previously received by Lenders on account of the Guarantee Termination Amount; and

         (ii) To the extent the proceeds paid to Lenders under Section 23(c)(i)(C) above are insufficient to satisfy the Guarantee Termination Amount (including by reason of the failure of a Liquidity Event to occur on or before the Maturity Date), such deficiency shall be paid pursuant to Section 23(d) below.

         (d) Guarantee Termination Amount Upon Refinancing. Upon the occurrence of a refinancing in full by Areawide of all Obligations prior to the Maturity
Date:

         (i) Refinancing proceeds shall be applied as follows: (A) first, to Lenders until the Obligations have been paid in full, (B) second, to the Harris Debt and (C) third, to Lenders' Guarantee Termination Amount in an amount equal to the greater of (I) $500,000 or (II) the sum of fifty percent (50%) of the balance of such refinancing proceeds, multiplied by a fraction the numerator of which is the number of months (whole or partial) elapsed since May 19, 1999 and the denominator of which is 12, in each case reduced by amounts previously received by Lenders on account of the Guarantee Termination Amount; and

         (ii)     To the extent the refinancing proceeds paid to Lenders under
                  Section 23(d)(i)(C) above are insufficient to satisfy the Guarantee Termination


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                  Amount as the same may have been reduced by amounts received by Lenders as aforesaid, Guarantor shall issue in favor of Lenders the Preferred Stock with a Redemption Price (as defined in Exhibit A) equal to the then unpaid portion of the Guaranty Termination Amount.

         (iii) Proceeds distributed pursuant to Sections 23(d)(i) and (d)(ii) above shall, after repayment in full of the Obligations, exclude Retained Financing Proceeds."

         3. Release. As partial consideration for the execution of this Amendment, Guarantor, for itself and each of its subsidiaries, their successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under Guarantor, or its Subsidiaries, for its or their past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees, does hereby forever remise, release and discharge the Agent and the Lenders, individually and collectively, and the Agent's and the Lenders' respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Agent or the Lenders, individually and collectively, would be liable if such persons or entities were found to be liable to Guarantor or its Subsidiaries (hereinafter, collectively the "Releasees"), from any and all manner of action and actions, cause and causes of action, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature relating to, arising out of or in connection with the Source One Loan Agreement, the Areawide Loan Agreement, the Guaranty or any other Loan Document, including but not limited to, acts, omissions to act, actions, negotiations, discussions and events resulting in the finalization and execution of this Amendment, as, among and between the Guarantor or its Subsidiaries and any of the Releasees, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof, and specifically including, without any limitation, any claims of liability asserted or which could have been asserted with respect to, arising out of or in any manner whatsoever connected directly or indirectly with any "lender liability-type" claim. For purposes of the preceding sentence, Guarantor and any of its Subsidiaries shall be deemed to assert a claim or cause of action when such a claim or cause of action, otherwise meeting the prerequisites of the previous sentence, is asserted by Guarantor or any of its Subsidiaries in legal or equitable proceedings instituted by Guarantor, its Subsidiaries or any third party.

         4. No Other Amendment. Except for the amendment expressly set forth above, the text of the Guaranty shall remain unchanged and in full force and effect. The Guarantor acknowledges and expressly agrees that the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Guaranty.


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         5. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes. Any and all references to the Guaranty shall be deemed to refer to the Guaranty as hereby amended.

         6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

         7. Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Guaranty.

         IN WITNESS WHEREOF, the undersigned parties hereto have executed this Amendment on their own behalf or by and through their duly authorized officers, as applicable, as of the day and year first above written.

                                       AREAWIDE CELLULAR, INC.


                                       By   /s/ Darryl P. Jacobs
                                       Its  Secretary and General Counsel

Agreed and Accepted By:

FOOTHILL CAPITAL CORPORATION, as Agent
for the Lenders

By:   /s/ Sheri Fenenbock
Its:  Vice President


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